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Pricing Supplement No. 24                            Filing under Rule 424(b)(3)
Dated June 9, 1998                             Registration File No. 33-58820
(To Prospectus dated June 11, 1993)


                                  $250,000,000
                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                          MEDIUM-TERM NOTES, SERIES B



Principal amount:  $6,000,000            Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.63%      Base Rate:  N/A
Stated Maturity Date: June 15, 2005              Commercial Paper Rate
Issue price (as a percentage of                  Prime Rate
 principal amount):  100%                        LIBOR
Selling Agent's commission (%):  N/A             Treasury Rate
Purchasing Agent's discount                      CD Rate
 or commission (%):  0.60 %                      Federal Funds Rate
Net proceeds to the Company (%):  99.40%         Other:
Settlement date and time (original         Index Maturity: N/A
 issue date):  June 12, 1998               Spread: N/A
Initial Redemption Date (if any):  N/A     Spread Multiplier:  N/A
Initial Redemption Percentage:  N/A        Maximum Interest Rate:  N/A
Annual Redemption                          Minimum Interest Rate:  N/A
 Percentage Reduction:  N/A                Initial Interest Rate:  N/A
Optional Repayment Dates:  N/A             Interest Reset Period:  N/A
Currency of Denomination:  U.S.            Interest Determination Date(s):  N/A
Currency of Payment:  U.S.                 Calculation Date(s):  N/A
Minimum Authorized                         Interest Payment Period:  N/A
 Denominations:  $1,000                    Regular Record Date(s):  N/A
Additional Terms:  N/A                     Calculation Agent:  N/A

  Redemption prices (if any):  The Redemption Price shall initially be   N/A  %
of the principal amount of such Notes to be redeemed and shall decline (but not
below par) on each anniversary of the Initial Redemption Date by   N/A   % of
the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

  Use of Proceeds and Additional Terms:

  All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of its Medium-Term Notes, Series B, covered by this Pricing Supplement will be used by HEI to retire commercial paper, and/or for other general corporate purposes. As of June 9, 1998, HEI's commercial paper outstanding totaled approximately $154 million. Such commercial paper bore interest at prevailing market rates and had original maturities varying between 1 and 190 days.

  As of the date of this Pricing Supplement, the aggregate initial public offering price of the Series B Notes which have been sold (including the Series B Notes to which this Pricing Supplement relates and Series B Notes described in Pricing Supplements of even date herewith) is $243,500,000.

  "N/A" as used herein means "Not applicable". "A/S" as used herein means "As stated in the Prospectus referred to above".

MERRILL LYNCH & CO.